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                                                                    EXHIBIT 99.1




March 28, 2002


Securities and Exchange Commission
Washington, DC  20549

      Re:  Letter responsive to Temporary Note 3T to Article 3 of Regulation S-X
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Dear Sir or Madam:

In compliance with Temporary Note 3T to Article 3 of Regulation S-X, I am writing to inform you that Arthur Andersen LLP ("Andersen") has represented to ICT Group, Inc. ("ICT Group") that Andersen's audit of the consolidated balance sheets of ICT Group and its subsidiaries as of December 31, 2001 and December 31, 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three fiscal years in the period ended December 31, 2001, was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.


Sincerely,

/s/ John J. Brennan
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John J. Brennan
Chairman of the Board and
Chief Executive Officer